Exhibit 99.3

June 14, 2004

POORE BROTHERS, INC.

3500 S. La Cometa Drive

Goodyear, AZ  85338

Attention:  Eric Kufel

Re:Warner Bros. Consumer Products Inc. License Agreement #14559-SCOO-Amendment #1

Gentlemen:

This letter when fully executed shall formally amend that certain License Agreement dated November 10, 2003, relative to certain rights owned and controlled by Warner Bros. Consumer Products Inc..

By our mutual execution hereof, it is agreed as follows:

1.                                       Paragraph 1(c) “Licensed Premiums”:  is hereby deleted in its entirety.  All Licensed Premiums are hereby recaptured and shall be deemed to have immediately reverted to Licensor.

2.                                       Paragraph 1(d) “Licensed Products”: is hereby deleted in its entirety.  All Licensed Products are hereby recaptured and shall be deemed to have immediately reverted to Licensor; provided however that Licensee may sell-off its remaining inventory of Licensed Products through September 30, 2004.

3.                                       Paragraph 1(e) “Licensed Promotion”; is hereby deleted in its entirety.

4.                                       Paragraph 1(h) “Royalty Rate”; is hereby deleted in its entirety.

5.                                       Paragraph 2 (a):  is hereby amended as follows: the parties hereby acknowledge and agree that the license granted hereunder is non-exclusive in all respects and Licensor may license third parties to manufacture, distribute and sell Licensed Products utilizing the Licensed Property through any of the Channels of Distribution located within the Territory.  For the avoidance of doubt, all rights to the Licensed Property are hereby recaptured from Licensee and shall be deemed to have immediately reverted to Licensor on October 1, 2004, and Licensee may not utilize the Licensed Property in any way during the Term of the Agreement without the prior written consent of Licensor.

In all other respects, other than as noted above, the subject License Agreement and all of its terms and conditions shall continue to govern our relationship.

Please show your concurrence with the above by signing all copies and returning same to Warner Bros. Consumer Products Inc..  Upon final execution, one copy will be sent to you for your files.

This letter shall have no legal effect unless and until signed by all parties noted below.

Sincerely,	AGREED AND ACCEPTED:
WARNER BROS. CONSUMER PRODUCTS INC.	POORE BROTHERS, INC.

By:	By:
Gary R. Simon
Senior Vice President, Business and Legal Affairs
Date:	Date: